UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2018

Novan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4105 Hopson Road, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

(919) 485-8080

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 5, 2018, Novan, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Piper Jaffray & Co., as representative of the underwriters named therein (the “Underwriters”), related to the sale and issuance of 10,000,000 shares (the “Shares”) of its Common Stock, $0.0001 par value per share (“Common Stock”), and warrants to purchase up to 10,000,000 shares of Common Stock (the “Warrants”). The Warrants are exercisable immediately upon issuance at an initial exercise price of $4.66 per share and will expire four years from the date of issuance.

The combined public offering price in this offering for each Share and accompanying Warrant is $3.80. The net proceeds to the Company from this offering are expected to be approximately $35.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, and excluding any proceeds the Company may receive upon exercise of the Warrants. The offering closed on January 9, 2018.

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, reclassifications and combinations of our common stock. If, at any time Warrants are outstanding, any fundamental transaction occurs, as described in the Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of the Company’s outstanding voting stock, or the sale of all or substantially all of its assets, the successor entity must assume the obligations to the Warrant holders. Additionally, in the event of a fundamental transaction, other than one in which a successor entity that is a publicly traded corporation assumes the Warrants, each Warrant holder will have the right to require the Company, or its successor, to repurchase the Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such Warrants.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, termination provisions and other obligations of the parties. Upon closing of the offering, the Company entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), pursuant to which the Warrants were issued and the Transfer Agent will act as warrant agent for the Warrants. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The offering was made pursuant to the Company’s registration statement on Form S-3 (Registration Statement No. 333-220761) filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2017 and declared effective on October 10, 2017 and the prospectus supplement dated January 5, 2018 thereunder. The Underwriting Agreement, the Warrant Agreement and the form of Warrant are attached hereto as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference, and the description of the terms of the Underwriting Agreement, the Warrant Agreement and the Warrants are qualified in their entirety by reference to such exhibits. A copy of the opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. relating to the legality of the issuance and sale of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is attached hereto as Exhibit 5.1.

A copy of the press release announcing the pricing of the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements including, but not limited to, statements related to the anticipated amount of proceeds from a public offering. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks and uncertainties described in the Company’s annual report filed with the SEC on Form 10-K for the twelve months ended Dec. 31, 2016, and in any subsequent filings with the SEC. These forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 5, 2018, by and between Novan, Inc. and Piper Jaffray & Co., as representative of the underwriters named therein.

4.1	Form of Warrant Agreement.

4.2	Form of Common Stock Purchase Warrant (included in Exhibit 4.1).

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).

99.1	Press Release of Novan, Inc., issued on January 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: January 9, 2018	By:	/s/ William L. Hodges
William L. Hodges
Interim Chief Financial Officer